Exhibit 99.1

Deltic Timber Corporation	NEWS RELEASE	210 EAST ELM STREET EL DORADO, AR 71730 NYSE: DEL

FOR RELEASE April 21, 2008	CONTACT:	Kenneth D. Mann
Investor Relations
(870) 881-6432

Deltic Announces Preliminary First Quarter 2008 Results

EL DORADO, AR – President and Chief Executive Officer, Ray C. Dillon, of Deltic Timber Corporation (NYSE:DEL) announced today that the financial results for the first quarter of 2008 were a loss of $.4 million, $.03 a share. These results compare to net income of $6.6 million, $.53 a share, a year ago. The decrease in first quarter results was due primarily to reductions in pine sawtimber harvest volume and average sales price, average lumber sales realizations, and real estate sales activity. Net cash provided by operating activities was $2.2 million for the first quarter of 2008, which compares to $11.7 million a year ago.

Commenting on the results, Mr. Dillon stated, “The Company’s reported financial results were negatively impacted by the further slowdown in the U.S. housing market. Difficult market conditions existed for both our lumber manufacturing and residential real estate operations. Our focus for 2008 will be on sales of commercial real estate in our Chenal Valley development and select non-strategic hardwood bottomland to recreational users, as demand remains high in both areas. In the first quarter, Deltic began to receive royalty payments from gas wells on our net mineral acreage in the Fayetteville Shale Play area of approximately $40 thousand per month. Del-Tin Fiber continued to produce positive financial results as the market for medium density fiberboard has held up much better than other wood products.”

Operating income for Deltic’s Woodlands segment was $8.4 million in the first quarter of 2008, a decrease of $1.6 million when compared to $10 million for the same period a year ago. Pine sawtimber harvest levels decreased 56,451 tons when compared to the first quarter of 2007 to 180,374 tons in the first quarter of 2008, due to timing and weather. The Company plans to consume all of the planned 2008 annual harvest, which will be essentially unchanged from the annual harvest level reported for 2007, internally in its sawmills. Deltic’s average pine sawtimber price was $37 per ton in the first quarter of 2008, an 11 percent decrease from $42 for 2007’s first quarter. The harvest of pine pulpwood decreased 50,338 tons, when compared to the first quarter a year ago, to 99,776 tons in the current-year first quarter, while the average sales price received was $16 per ton, a 14 percent increase from $14 per ton for the first quarter of 2007. The Company sold approximately 674 acres of non-strategic hardwood bottomland at an average sales price of $2,128 per acre in the current quarter of 2008 versus no sales for the same period of 2007.

The Company’s Mills segment reported an operating loss of $4.4 million in 2008’s first quarter compared to the loss of $2 million in the corresponding quarter of 2007. The average finished lumber sales price decreased $52, or 18 percent, to $240 per thousand board feet. Lumber sales volume increased from 61.6 million board feet in the first quarter a year ago to 62.5 million board feet in the current quarter due to improved hourly productivity rates for the sawmills.

The Real Estate segment lost $.6 million in the first quarter of 2008, which compares to $7.4 million earned for the same quarter of 2007. Residential lot sales totaled seven lots, a decrease of seven lots when compared to the first quarter of 2007, and the average lot price of $68,000 decreased $32,000 per lot, or 32 percent, due primarily to sales mix. There were no sales of undeveloped acreage for the 2008 period, while 680 acres of undeveloped real estate at $12,000 per acre were sold in the same period of 2007.

Corporate operating expense was $3.5 million in the first quarter of 2008, which compares to $3.4 million for the corresponding period of 2007. Deltic’s equity in Del-Tin Fiber was income of $.7 million for the current year quarter compared to $.2 million for the first quarter of 2007. Income taxes in the current-year period were a benefit of $.1 million compared to a $4.4 million expense for the same period of 2007.

Capital expenditures were $5.8 million for the first quarter of 2008, while expenditures for the same period of 2007 totaled $6.6 million, as the Company is reducing expenditures due to the current unfavorable business conditions.

In regard to the outlook for the second quarter and year of 2008, Mr. Dillon stated, “We currently anticipate the pine sawtimber harvest to be 130,000 to 140,000 tons and 550,000 to 575,000 tons, respectively. Finished lumber production and sales volumes are estimated at 60 to 65 million board feet for the second quarter and 250 to 260 million feet for the year, depending upon market conditions. Residential lot sales are projected at 5 to 10 lots and 50 to 60 lots for the second quarter and year of 2008, respectively.”

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates and general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Tuesday, April 22, 2008 at 10:00 a.m. Central Time to discuss first quarter 2008 earnings. Interested parties may participate in the call by dialing 1-888-713-4214 and referencing participant passcode identification number 48055166. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website, and a recording of the call will be available until Tuesday, April 29, by dialing 1-888-286-8010 and referencing replay passcode identification number 25836598.

Summary financial data and operating statistics for the first quarter of 2008 with comparisons to 2007 are contained in the following tables.

Deltic Timber Corporation

SEGMENT INFORMATION (Unaudited)

(Millions of dollars)

	Three Months Ended March 31, 2008		Three Months Ended March 31, 2007
	Net Sales	Operating Income	Net Sales	Operating Income
Woodlands	$12.6	8.4	14.2	10.0
Mills	19.8	(4.4)	22.3	(2.0)
Real Estate	2.3	(0.6)	11.6	7.4
Corporate	—	(3.5)	—	(3.4)
Eliminations	(6.9)	(0.2)	(7.7)	(0.3)

Total net sales/operating income/(loss)	$27.8	(0.3)	40.4	11.7

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME/(LOSS) (Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended March 31,
	2008	2007
Net sales	$27,822	40,377

Costs and expenses
Cost of sales	20,588	20,928
Depreciation, amortization, and cost of fee timber harvested	3,767	4,059
General and administrative expenses	3,743	3,707

Total costs and expenses	28,098	28,694

Operating income/(loss)	(276)	11,683

Equity in Del-Tin Fiber L.L.C. income	714	248
Interest income	109	153
Interest and other debt expense	(1,275)	(1,340)
Interest capitalized	149	140
Other income/(expense)	67	127

Income/(loss) before income taxes	(512)	11,011

Income taxes	144	(4,362)

Net income/(loss)	$(368)	6,649

Earnings/(loss) per common share
Basic	$(0.03)	0.53
Assuming dilution	$(0.03)	0.53

Dividends per common share	$0.075	0.075

Average common shares outstanding (thousands)	12,413	12,464

Deltic Timber Corporation

BALANCE SHEET DATA

(Thousands of dollars)

	(Unaudited) Mar. 31, 2008	Dec. 31, 2007
Working capital	$4,471	7,285
Total assets	328,363	328,744
Long-term debt (excluding current maturities)	66,667	66,667
Stockholders' equity	217,681	218,086

OTHER DATA (Unaudited)

	Three Months Ended March 31,
	2008	2007
Capital expenditures - thousands of dollars
Woodlands	$3,291	2,787
Mills	1,624	878
Real Estate	862	2,950
Corporate	45	14

Total	$5,822	6,629

Net cash provided by operating activities - thousands of dollars	$2,182	11,670

Woodlands
Pine sawtimber harvested from fee lands - tons	180,374	236,825
Pine sawtimber price - per ton	$37	42

Timberland sales - acres	674	—
Timberland sales price - per acre	$2,128	—

Mills
Finished lumber sales - thousands of board feet	62,466	61,551
Finished lumber price - per thousand board feet	$240	292

Real Estate
Residential
Lots sold	7	14
Average sales price - per lot	$68,200	100,200

Commercial
Acres sold	—	—
Average sales price - per acre	$—	—
Undeveloped
Acres sold	—	680
Average sales price - per acre	$—	12,000